UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2011

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 27, 2011, Web.com Group, Inc. (the “Company”) entered into credit facilities, pursuant to (i) a First Lien Credit Agreement, dated as of October 27, 2011, by and among the Company, the lenders and agents from time to time party thereto (the “First Lien Credit Agreement”) and (ii) a Second Lien Credit Agreement, dated as of October 27, 2011, by and among the Company and the lenders and agent from time to time party thereto (the “Second Lien Credit Agreement”).  The First Lien Credit Agreement provided for (i) a six-year $600 million first lien loan facility (the “First Lien Term Loan”) and (ii) a five-year revolving credit facility of $50 million (the “Revolving Credit Facility”).  The Second Lien Credit Agreement provided for a seven-year $150 million second lien loan facility (the “Second Lien Term Loan”).  The Revolving Credit Facility was partially drawn on October 27, 2011, the proceeds of which were used to finance a portion of the acquisition of Net Sol Parent LLC (“Networks Solutions”) and pay off the Company’s previous loan facility, and related fees and expenses.

On December 8, 2011, the Company requested and received a waiver from lenders under the Second Lien Credit Agreement to make a discounted voluntary prepayment on the Second Lien Term Loan. On December 12, 2011, the Company made a discounted voluntary prepayment on the Second Lien Term Loan of $27.3 million, consisting of $15.3 million of cash on hand and a $12 million draw from the Revolving Credit Facility, whereby the Second Lien Term Loan was reduced by $30 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.
(Registrant)

Date: December 12, 2011
/s/ Matthew P. McClure
Matthew P. McClure, Secretary